Exhibit (g)(19)
Form of
LETTER AGREEMENT
May 2, 2011
Mr. Matthew Kelly
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111
Dear Mr. Kelly:
This letter is to notify you that Janus Investment Fund (the “Trust”) will change the name of Janus Protected Growth Fund to Janus Protected Series — Growth (the “Fund”), effective immediately. The Trust requests confirmation that all references to “Janus Protected Growth Fund” in the Amended and Restated Custodian Contract dated August 1, 2005, as amended, between the Trust and State Street Bank and Trust Company (“State Street”) (the “Custodian Contract”), shall be replaced with “Janus Protected Series — Growth,” and that State Street will continue to act as custodian for the Fund under the terms of the Custodian Contract.
Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.
JANUS INVESTMENT FUND

By:
Stephanie Grauerholz-Lofton
Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY
By:

Agreed to this _________________ day of _________________________, 2011.